Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of TherapeuticsMD, Inc. of our reports dated March 5, 2014, relating to our audits of the consolidated financial statements, as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, which appear in the Annual Report on Form 10-K of TherapeuticsMD, Inc. for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

July 29, 2014